MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	José R. Vázquez
Chief Financial Officer

	Telephone:	(787) 883-2570 x. 1041

MARGO SUBSIDIARY OBTAINS FINANCING FOR
EXPANSION OF GEORGIA OPERATIONS

RECEIVES EXTENSION FROM NASDAQ TO FILE ITS 2005 FORM 10-KSB
AND ITS FORM 10-QSB FOR FIRST QUARTER OF 2006

Vega Alta, Puerto Rico, August 11, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that, on August 9, 2006, Margo State Line, Inc., ("Margo State Line"), the Company’s wholly owned subsidiary, obtained a seven year $800,000 term loan to be used for the acquisition and installation of robotics equipment in Margo State Line’s mill, located in Folkston, Georgia. Margo State Line also entered into a one-year revolving credit agreement for an aggregate principal amount of $1,000,000 to be used for general working capital.

The Company also announced that, on August 9, 2006, it received notice from The Nasdaq Stock Market (“Nasdaq”) that a Nasdaq Listing Qualifications Panel (the “Panel”) had extended to August 31, 2006 and September 30, 2006 the deadlines for the Company to come into full compliance with Nasdaq Marketplace Rule 4310(c)(14). The Panel’s decision to continue the listing of the Company’s common stock, par value $.001 per share, on Nasdaq is subject to the Company filing its annual report on Form 10-KSB for the year ended December 31, 2005 and the quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2006, on or before August 31, 2006 and September 30, 2006, respectively.

The Company also announced that it will not file its quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2006 by the August 14, 2006 deadline.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.